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CONTACT:
--------
Kara Stancell, Investor Relations & Corporate Communications, (602) 808-3854

           MEDICIS REPORTS THIRD QUARTER FISCAL 2005 FINANCIAL RESULTS

SCOTTSDALE, Arizona--April 20, 2005--Medicis (NYSE:MRX) today announced third quarter fiscal 2005 net revenue growth of approximately 16% to $95.2 million with net income of $24.3 million, or $0.37 per diluted share, absent a $5.0 million tax-effected special charge associated with a research and development collaboration with aaiPharma, compared to third quarter fiscal 2004 revenues of $81.8 million with net income of $20.7 million, or $0.31 per diluted share. Including the $5.0 million tax-effected special charge associated with the research and development collaboration, the Company reported Generally Accepted Accounting Principles ("GAAP") net income of $19.4 million, or $0.30 per diluted share for the third quarter of fiscal 2005. Diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP.

Third quarter fiscal 2005 revenues increased primarily as a result of growth in each product segment category. The revenue growth in the acne products category was due primarily to an increase in sales of PLEXION(R) Cleansing Cloths. The revenue growth in the non-acne products category was due primarily to the launch of VANOS(TM). The revenue growth in the non-dermatological products category was due primarily to the approval of AMMONUL(R), and the increase in contract revenue associated with fees derived from authorized generics launched on the Company's behalf. The Company includes revenue derived from authorized generics in the non-dermatological products category. At the end of the third quarter, the Company's core brands included DYNACIN(R), LOPROX(R), OMNICEF(R), PLEXION(R), RESTYLANE(R), TRIAZ(R) and VANOS(TM). Additionally, the Company's gross profit margin for third quarter fiscal 2005 increased to approximately 85% from 84% for third quarter fiscal 2004 primarily due to a favorable change in the Company's product mix.

For the nine months ended March 31, 2005, Medicis reported revenues of $276.4 million with net income of $68.4 million, or $1.03 per diluted share, absent a $19.4 million tax-effected special charge associated with the SubQ(TM) transaction, a $3.5 million tax-effected special charge associated with a research and development collaboration with Ansata Therapeutics, and a $5.0 million tax-effected special charge associated with a research and development collaboration with aaiPharma reported in the first nine months of fiscal 2005 totaling $27.8 million. Including the tax-effected special charges of $27.8 million reported in the nine months ended March 31, 2005, Medicis reported GAAP net income of $40.6 million, or $0.64 per diluted share for the first nine months of fiscal 2005.

Comparatively, in the first nine months of fiscal 2004, Medicis reported revenues of $215.8 million with net income of $46.2 million, or $0.71 per diluted share, absent a $37.5 million tax-effected loss associated with the early extinguishment of debt and absent a $1.6 million tax-effected special charge associated with a research and development collaboration reported in the first nine months of fiscal 2004. Including the tax-effected special charges of $37.5 million and $1.6 million reported in the nine months ended March 31, 2004,

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Medicis reported GAAP net income of $7.1 million, or $0.12 per diluted share for the first nine months of fiscal 2004.

For the first nine months of fiscal 2005, revenue increased approximately 28% primarily as a result of growth in the Company's core brands. Additionally, the Company's gross profit margin for the nine months ended fiscal 2005 increased to approximately 85% from 84% over the nine months ended fiscal 2004 primarily due to a favorable change in the Company's product mix.

Selling, general and administrative expenses for the third quarter of fiscal 2005 were $31.9 million, or approximately 33.5% of revenues, compared to $28.8 million, or approximately 35.2% of revenues, for the third quarter of fiscal 2004, a decrease as a percentage of revenues of approximately 2 percentage points, primarily due to various operational efficiencies which resulted in less spending.

Selling, general and administrative expenses for the first nine months of fiscal 2005 were $96.3 million, or approximately 34.9% of revenues compared to $87.9 million, or approximately 40.7% of revenues for the first nine months of fiscal 2004, a decrease as a percentage of revenues of approximately 6 percentage points. Revenue growth outpaced the increase in selling, general and administrative expenses primarily due to the investment spending behind the RESTYLANE(R) launch incurred in the first nine months of fiscal 2004.

"We are pleased to announce another strong quarter characterized by continued strength in the RESTYLANE(R) brand and two pipeline approvals," said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. "In February, the U.S. Food and Drug Administration approved the Class I corticosteroid, VANOS(TM), and the Urea Cycle Disorder drug, AMMONUL(R). Both products enjoy sound intellectual property protection and attractive market potential. As we look to the fourth quarter and fiscal year-end, we anticipate a successful VANOS(TM) launch to dermatologists, and continue advancing our sophisticated research and development pipeline through its respective developmental stages. Providing value to our shareholders and the physicians and patients we serve remains our paramount focus."

The Company's current fiscal 2005 revenue guidance is approximately $376 million with earnings per share guidance of $1.44.

At a September 29-30, 2004 meeting, the Emerging Issues Task Force ("EITF") reached a conclusion that the accounting for contingently convertible debt instruments, commonly referred to as "CoCos," should be included in diluted earnings per share computations (if dilutive) regardless of whether the market price trigger has been met, effective for periods ending after December 15, 2004.

As a result of the EITF's conclusion, third quarter fiscal 2005 and third quarter fiscal 2004 diluted per share amounts and year-to-date diluted per share amounts are calculated using the "if-converted" method of accounting in accordance with GAAP regardless of whether the outstanding 2.5% Convertible Senior Notes and 1.5% Convertible Senior Notes meet the criteria for conversion and regardless of whether the bondholders actually convert their bonds into shares. For the first nine months of fiscal 2004, the dilutive shares relative to the convertible notes do not impact GAAP earnings per share, as they are anti-dilutive.

At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company's business is subject to all risk factors outlined in the Company's most recent annual report on Form 10-K and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among

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other  things,  assess the  forthcoming  results of the  Company's  research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company's industry, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company's core brands, in particular, the recent approval of a generic LOPROX(R) Cream or a substitutable DYNACIN(R) Tablet form, and any future competitive product approvals that may affect the Company's brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty in which periods these potential payments could be made, nor if any payments such as these will be made at all. The above estimated future guidance does not include the potential payments associated with any such transactions.

Use of Non-GAAP Financial Information:
--------------------------------------

The Company has provided non-GAAP financial information in this press release in order to provide meaningful supplemental information regarding its operational performance and to enhance its investors' overall understanding of its core financial performance. Management measures the Company's performance using non-GAAP financial measures such as those that are disclosed in this press release. This information facilitates management's internal comparisons to the Company's historical core operating results, comparisons to competitors' core operating results and is a basis for financial decision making. Management believes that Medicis' investors benefit from seeing the Company's results on the same basis as management, in addition to the GAAP presentation. In our view, the non-GAAP adjustments are informative to investors, allowing them to focus on the ongoing operations and the core results of Medicis' business. Historically, Medicis has reported similar non-GAAP information to its investors and believes that the inclusion of comparative numbers provides consistency in the Company's financial disclosures. This information is not in accordance with, or an alternative for, information prepared using GAAP in the United States. It excludes items, such as special charges for research and development, that may have a material effect on the Company's net income and diluted net income per common share calculated in accordance with GAAP. The Company excludes such charges and the related tax benefits when analyzing its financial results as the items are distinguishable events and have no impact to the Company's ongoing results of operations. Management believes that by viewing the Company's results of operations excluding these charges, investors are given an indication of the ongoing results of the Company's operations.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological and podiatric conditions and aesthetics medicine. Medicis has leading branded prescription products in a number of therapeutic categories, including acne, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company's products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

The Company's products include the prescription brands RESTYLANE(R), DYNACIN(R) (minocycline HCl), LOPROX(R) (ciclopirox), OMNICEF(R) (cefdinir), PLEXION(R) (sodium sulfacetamide/sulfur), TRIAZ(R) (benzoyl peroxide), LIDEX(R) (fluocinonide) Cream, 0.05%, VANOS(TM) (fluocinonide) Cream, 0.1%, and SYNALAR(R) (fluocinolone acetonide), BUPHENYL(R) (sodium phenylbutyrate) and AMMONUL(R) (sodium phenylacetate/sodium benzoate), prescription products indicated in the treatment of Urea Cycle Disorder, and the over-the-counter brand ESOTERICA(R). For more information about Medicis, please visit the Company's website at www.medicis.com.

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Except for historical information,  this press release includes "forward-looking statements" within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the
current   views  of  Medicis  with  respect  to  future   events  and  financial
performance. No assurances can be given, however, that these events will occur or that such results will be achieved. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, or any future competitive product approvals that may affect its brands. Also, there are a number of additional important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis' strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis' SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2004. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis' management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF(R) is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. RESTYLANE(R) is a registered trademark of HA North American Sales AB, a subsidiary of Medicis Pharmaceutical Corporation. All other marks (or brands) and names are the property of Medicis or its Affiliates.



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                                     Medicis
                        Summary Statements of Operations
                        --------------------------------
                      (in thousands, except per share data)

                                                                Three Months Ended                      Nine Months Ended
                                                                    March 31,                               March 31,
                                                       ------------------------------------- ---------------------------------------
                                                              2005                2004              2005                2004
                                                       ------------------------------------- ---------------------------------------
Revenues                                                       $ 95,188           $ 81,839           $276,355          $ 215,767
Cost of sales                                                    13,914             13,118             41,185             34,536
                                                               --------           --------           --------          ---------
    Gross profit                                                 81,274             68,721            235,170            181,231
Operating expenses:
    Selling, general and administrative                          31,868             28,793             96,327             87,907
    Research and development                                     14,518(a)           3,084             60,934(b)          12,375(c)
    Depreciation and amortization                                 6,054              4,707             16,276             11,872
                                                               --------           --------           --------          ---------
           Total operating expenses                              52,440             36,584            173,537            112,154
Operating income                                                 28,834             32,137             61,633             69,077
Interest (income) expense, net                                     (331)                335               (83)               449
Loss on early extinguishment of debt                                 --                 --                 --             58,660
Income tax expense                                                9,794             11,131             21,121              2,833
                                                               --------           --------           --------          ---------
    Net income                                                 $ 19,371           $ 20,671          $  40,595          $   7,135
                                                               ========           ========          =========          =========
Basic net income per common share                                 $0.36              $0.37              $0.73              $0.13
                                                               ========           ========          =========          =========
Diluted net income per common share                               $0.30              $0.31              $0.64              $0.12
                                                               ========           ========          =========          =========
Shares used in basic net income per common share                 54,251             56,042             55,506             55,198
Shares used in diluted net income per common share               69,773             73,164             71,489             58,569
Cash flow from operations                                      $ 33,848           $ 37,446          $  79,313          $  77,428
------------------------------------------------------------------------------------------------------------------------------------
GAAP Net income (above)                                        $ 19,371           $ 20,671          $  40,595          $   7,135
   Special charge for R&D (tax-effected)                          4,976(a)              --             27,830(b)           1,575(c)
   Loss on early extinguishment of debt (tax-effected)               --                 --                 --             37,474
                                                               --------           --------           --------          ---------
Net income absent special charge                               $ 24,347           $ 20,671          $  68,425          $  46,184
   Interest expense and associated bond offering
   costs (tax-effected)                                           1,674(d)           1,666(d)           5,026(e)           5,143(e)
                                                               --------           --------           --------          ---------
"If-converted" net income absent special charge
and loss on early extinguishment of debt                       $ 26,021           $ 22,337          $  73,451          $  51,327
                                                               ========           ========          =========          =========
       Shares used in diluted net income per common
       share                                                     69,773             73,164             71,489             71,816
       Diluted net income per common share                        $0.37              $0.31              $1.03              $0.71
                                                               ========           ========          =========          =========
------------------------------------------------------------------------------------------------------------------------------------

(a) Reported R&D expenses include a special charge of $8.3 million ($5.0 million tax-effected) relating to a research & development collaboration.
(b) Reported R&D expenses include a special charge of $44.6 million ($27.8 million tax-effected) relating to research & development collaborations.
(c) Reported R&D expenses include a special charge of $2.4 million ($1.6 million tax-effected) relating to a research & development collaboration.
(d) To calculate diluted earnings per share, tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and associated bond offering costs of $1.7 million and $1.7 million are added back to GAAP net income for the three months ended March 31, 2005 and 2004, respectively, and divided by shares used in diluted net income per common share.
(e) To calculate diluted earnings per share, tax-effected net interest on the 2.5% and 1.5% contingent convertible notes and associated bond offering costs of $5.0 million and $5.1 million are added back to GAAP net income for the nine months ended March 31, 2005 and 2004, respectively, and divided by shares used in diluted net income per common share. For GAAP diluted net income per common share for the nine months ended March 31, 2004, the dilutive shares relative to the convertible notes are not included as they are anti-dilutive.

                                 Balance Sheets
                                 --------------

                                                                       At March 31, 2005       At June 30, 2004
                                                                       -----------------       ----------------
                                                                          (unaudited)
Assets
  Cash, cash equivalents & short-term investments                        $   561,254            $   634,040
  Accounts receivable, net                                                    48,004                 47,858
  Inventory, net                                                              19,067                 19,540
  Other current assets                                                        31,202                 32,425
                                                                         -----------            -----------
     Total current assets                                                    659,527                733,863
  Property and equipment, net                                                  6,346                  5,842
  Intangible assets, net                                                     329,497                331,144
  Other assets                                                                11,214                  7,535
                                                                         -----------            -----------
     Total assets                                                        $ 1,006,584            $ 1,078,384
                                                                         ===========            ===========
Liabilities and stockholders' equity
  Current liabilities                                                    $    87,013            $    67,120
  Contingent convertible senior notes 2.5% due 2032                          169,155                169,157
  Contingent convertible senior notes 1.5% due 2033                          283,910                283,910
  Deferred tax liability                                                       4,891                  2,894
  Stockholders' equity                                                       461,615                555,303
                                                                         -----------            -----------
     Total liabilities and stockholders' equity                          $ 1,006,584            $ 1,078,384
                                                                         ===========            ===========

Working capital                                                          $   572,514            $   666,743
                                                                         ===========            ===========


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